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                                                                       EXHIBIT 8

                        Wilson Sonsini Goodrich & Rosati
                            Professional Corporation
                               650 Page Mill Road
                        Palo Alto, California 94304-1050

                                                               November 20, 1996



Software Publishing Corporation
111 North Market Street
San Jose, CA 95113

Ladies and Gentlemen:

         We have acted as counsel for Software Publishing Corporation, a Delaware corporation ("SPC"), in connection with the preparation and execution of the Agreement and Plan of Reorganization (the "Merger Agreement") dated as of October 1, 1996, among Allegro New Media, Inc., a Delaware corporation ("Allegro"), SPC Acquisition Corporation, a wholly-owned subsidiary of Allegro incorporated in Delaware ("Sub"), and SPC. Pursuant to the Merger Agreement, Sub will merge with and into SPC (the "Merger") and SPC will become a wholly-owned subsidiary of Allegro. Unless otherwise defined, capitalized terms referred to herein have the meanings set forth in the Merger Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

         You have requested our opinion regarding certain United States federal income tax consequences of the Merger. In delivering this opinion, we have reviewed and relied upon the facts, statements, descriptions and representations set forth in the Registration Statement on Form S-4 filed by Allegro with the Securities and Exchange Commission (which contains a joint proxy statement/prospectus of Allegro and SPC) (the "Registration Statement"), the Merger Agreement (including Exhibits), and such other documents pertaining to the Merger as we have deemed necessary or appropriate. We have also relied upon certificates of officers of SPC and Allegro respectively (the "Officers' Certificates") as well as continuity of interest certificates executed and delivered by certain shareholders of SPC (the "Continuity of Interest Certificates") and affiliate agreements executed and delivered by certain shareholders of SPC (the "Affiliate Agreements").

         In connection with rendering this opinion, we have also assumed (without any independent investigation) that:

         1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) due


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execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

         2. Any statement made in any of the documents referred to herein, "to the best of the knowledge" of any person or party is correct without such qualification;

         3. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects and no actions have been (or will be) taken which are inconsistent with such representations; and

         4. The Merger will be reported by Allegro and SPC on their respective federal income tax returns in a manner consistent with the opinion set forth below.

         Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, if the Merger is consummated in accordance with the Merger Agreement (and without any waiver, breach or amendment of any of the provisions thereof) and the statements set forth in the Officers' Certificates, the Continuity of Interest Certificates, and the Affiliate Agreements are true and correct as of the date hereof, at the effective date of the Registration Statement and at the Effective Time, then, for federal income tax purposes, the Merger will qualify as a "reorganization" as defined in Section 368(a) of the Code, and accordingly the following federal income tax consequences will result (subject to the limitations and qualifications referred to herein):

         (a) No gain or loss will be recognized by holders of SPC Common Stock solely upon their receipt of Allegro Common Stock in the Merger in exchange therefor (except to the extent of cash received in lieu of a fractional share thereof);

         (b) The aggregate tax basis of the Allegro Common Stock received in the Merger by a holder of SPC Common Stock will be the same as the aggregate tax basis of such SPC Common Stock surrendered in exchange therefor, except to the extent of basis attributable to any fractional share interest;

         (c) The holding period of the Allegro Common Stock received in the Merger by a holder of SPC Common Stock will include the period during which such stockholder held the SPC Common Stock surrendered in exchange therefor, provided that such SPC Common Stock is held as a capital asset at the time of the Merger;

         (d) Cash payments received by holders of SPC Common Stock in lieu of a fractional share will be treated as if a fractional share of Allegro Common Stock had been issued in the Merger and then redeemed by Allegro for cash. A holder of SPC Common Stock will generally recognize gain or loss


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upon such payment, equal to the difference (if any) between such holder's basis in the fractional share and the amount of cash received;

         (e) A holder of SPC Common Stock who exercises appraisal rights with respect to all of such holder's shares of SPC Common Stock will generally recognize gain or loss for federal income tax purposes, measured by the difference between the holder's basis in such shares and the amount of cash received, provided that the payment is neither essentially equivalent to a dividend within the meaning of Section 302 of the Code nor has the effect of a distribution of a dividend within the meaning of Section 356(a)(2) of the Code (collectively, a "Dividend Equivalent Transaction"). Such gain or loss will be capital gain or loss, provided that the SPC Common Stock is held as a capital asset at the time of the Merger. A sale of SPC Common Stock pursuant to an exercise of appraisal rights will generally not be a Dividend Equivalent Transaction if, as a result of such exercise, the stockholder exercising appraisal rights owns no shares of Allegro Common Stock or SPC Common Stock (either actually or constructively within the meaning of Section 318 of the Code). If, however, a stockholder's sale for cash of SPC Common Stock pursuant to an exercise of appraisal rights is a Dividend Equivalent Transaction, then such stockholder will generally recognize income for federal income tax purposes in an amount up to the entire amount of cash so received; and

         (f) Neither Sub nor SPC will recognize material amounts of income, gain or loss in connection with the Merger.

         This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the Federal income tax laws.

         This opinion addresses only the classification of the Merger as a reorganization under Section 368(a) of the Code and the federal income tax consequences of the Merger to holders of SPC Common Stock as specifically described above, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). Furthermore, this opinion relates only to the holders of SPC Common Stock who hold such stock as a capital asset. No opinion is expressed as to the federal income tax treatment that may be relevant to a particular investor in light of personal circumstances or to certain types of investors subject to special treatment under the federal income tax laws (for example, life insurance companies, dealers in securities, taxpayers subject to the alternative minimum tax, banks, tax-


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exempt organizations, non-United States persons, and stockholders who acquired their shares of SPC Common Stock pursuant to the exercise of options or otherwise as compensation).

         No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement or to any transaction whatsoever, including the Merger, if all the transactions described in the Merger Agreement are not consummated in accordance with the terms of such Merger Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

         This opinion has been delivered to you solely for your benefit and the benefit of shareholders of SPC. It may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent. We hereby consent to the use of our name in the Registration Statement under the heading "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS" and to the filing of this opinion or a copy thereof as Exhibit 8 to the Registration Statement

                                         Very truly yours,

                                         /s/ Wilson Sonsini Goodrich & Rosati
                                         WILSON SONSINI GOODRICH & ROSATI
                                         Professional Corporation